Exhibit 10.2

Execution Version

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Support Agreement”) is dated as of November 23, 2021, by and among ARC Global Investments LLC, a Delaware limited liability company (“Sponsor”), Benessere Capital Acquisition Corp., a Delaware corporation (“Purchaser”), BCAC Holdings Inc., a Delaware corporation (“Pubco”), and eCombustible Energy LLC, a Delaware limited liability company (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the shares of Purchaser Class A Common Stock, shares of Purchaser Class B Common Stock, Purchaser Warrants, and Purchaser Rights as set forth on Exhibit A attached hereto (such shares of Purchaser Common Stock, the Purchaser Warrants and Purchaser Rights, the Pubco Common Stock and Pubco Warrants issuable in exchange for such Purchaser Securities pursuant to Section 1.8 of the Merger Agreement, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted are collectively referred to herein as the “Subject Shares”);

WHEREAS, concurrently with the execution of this Sponsor Support Agreement, (i) Purchaser, (ii) Pubco, (iii) BCAC Purchaser Merger Sub Inc., a Delaware corporation (“Purchaser Merger Sub”), (iv) BCAC Company Merger Sub LLC, a Delaware limited liability company (“Company Merger Sub”), (v) BCAC Purchaser Rep LLC, a Delaware limited liability company, in the capacity as the representative for the equity holders of Pubco, (vi) the Company and (vii) Jorge Arevalo, in the capacity as the representative for the Company Security Holders, entered into that certain Agreement and Plan of Merger Agreement, dated as of the date hereof (as amended or modified from time to time, the “Merger Agreement”) pursuant to which, among other transactions, and subject to the terms and conditions set forth therein, Purchaser Merger Sub will merge with and into Purchaser (the “Purchaser Merger”), with Purchaser surviving the Purchaser Merger as a wholly owned subsidiary of Pubco, and, the Company Merger Sub will merge with and into the Company (the “Company Merger” and, together with the Purchaser Merger, the “Mergers”), with the Company surviving such Company Merger as a wholly owned subsidiary of Pubco; and

WHEREAS, as an inducement to Pubco, Purchaser and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENTS; COVENANTS

1.1 Binding Effect of Merger Agreement. Sponsor hereby acknowledges that it has had the opportunity to read the Merger Agreement and this Sponsor Support Agreement and has had the opportunity to consult with its tax and legal advisors. During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 thereof (the earlier of (a) and (b), the “Expiration Time”), Sponsor shall be bound by and comply with Sections 5.6(a)-(c) (No Solicitation by Purchaser) of the Merger Agreement (and any relevant definitions contained in such Section) as if (i) Sponsor was an original signatory to the Merger Agreement with respect to such provisions, and (ii) each reference to “Party” contained in Section 5.6(a)-(c) (No Solicitation by Purchaser) of the Merger Agreement also referred to Sponsor.

1.2 Publicity. No Sponsor may issue any press release or other public communications relating to the transactions contemplated by the Merger Agreement without the prior approval of Purchaser and the Company; provided that no Sponsor shall be required to obtain consent pursuant to this Section 1.2 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public by Purchaser or the Company. The restriction in this Section 1.2 shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Sponsor making the announcement shall use its commercially reasonable efforts to consult with Purchaser and the Company in advance as to its form, content and timing.

1.3 No Transfer.

(a) Prior to the Expiration Time, no Sponsor shall (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement and Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares owned by Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares owned by Sponsor, (iii) grant any proxies or powers of attorney with respect to any or all of Sponsor’s Subject Shares, or (iv) take any action with the intent to prevent, impede, interfere with or adversely affect Sponsor’s ability to perform its obligations under this Sponsor Support Agreement or (v) publicly announce any intention to effect any transaction specified in clause (i) through (iv); provided, however, that a Sponsor may make a Permitted Transfer of Subject Shares if, as a precondition to such Transfer (as defined below), the transferee also agrees to assume all of the obligations of Sponsor under, and be bound by all of the terms of, this Sponsor Support Agreement; provided, further, that any Transfer permitted under this Section 1.3 shall not relieve a Sponsor of its obligations under this Sponsor Support Agreement. Any Transfer in violation of this Section 1.3 with respect to a Sponsor’s Subject Shares shall be null and void.

(b) Sponsor agrees that prior to the Expiration Time, Sponsor shall not redeem any Subject Shares owned by Sponsor in connection with any stockholder approval of the transactions contemplated by the Merger Agreement and hereby waives any and all rights to elect or effect any Redemption arising in connection with the transactions contemplated by the Merger Agreement.

1.4 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any equity securities of Purchaser are issued to Sponsor after the date of this Sponsor Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares owned by Sponsor or otherwise, (b) Sponsor purchases or otherwise acquires beneficial ownership of any shares of equity securities of Purchaser after the date of this Sponsor Support Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any shares of any equity securities of Purchaser after the date of this Sponsor Support Agreement (such shares of Purchaser Common Stock, Purchaser Warrants or other equity securities of Purchaser, collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms of this Sponsor Support Agreement to the same extent as if they constituted the Subject Shares owned by Sponsor as of the date hereof.

1.5 Sponsor Support Agreements.

(a) From the date hereof until the Expiration Time, Sponsor hereby unconditionally and irrevocably agrees that, at the Purchaser Special Meeting or any meeting of the stockholders of Purchaser, however called, or at any adjournment or postponement thereof, in each case, whether held in person or held in a virtual format, or in any other circumstance in which the vote, consent or other approval of the stockholders of Purchaser is sought including any action by written consent or resolution with respect to, as applicable, Sponsor shall (i) appear at each such meeting or otherwise cause all of its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Shares:

(i)	in favor of, and to adopt:

(i)	the Merger Agreement, the Ancillary Documents and the transactions contemplated therein (including the Purchaser Merger and the Extension); and

(ii)

each Purchaser Recommendation, any other proposals set forth in the Proxy Statement and any other matters to be submitted for the approval of the holders of Purchaser Securities as set forth in the Merger Agreement; and

(ii)	in opposition to:

(i)

any Acquisition Proposal and any and all other proposals (x) for an Alternative Transaction, or (y) which are in competition with or materially inconsistent with the transactions contemplated by the Merger Agreement;

(ii)

other than as contemplated by the Merger Agreement, any material change in (x) the present capitalization of the Purchaser or any amendment of the Purchaser’s Organizational Documents or (y) the Purchaser’s corporate structure or business; and

(iii)

any other action or proposal involving Purchaser that would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Merger Agreement or would reasonably be expected to result in any of the conditions to the Purchaser’s obligations under the Merger Agreement not being fulfilled.

(provided that nothing herein shall affect, restrict or in any way apply to any right that the Purchaser (whether acting through any of its governing bodies or managers or members) has to terminate the Merger Agreement in accordance with the terms thereof).

(b) Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(c) Prior to the Expiration Time, Sponsor shall not, without the consent of the Company, modify or amend any Contract between or among Sponsor or any Affiliate of Sponsor, on the one hand, and Purchaser, or any of its Subsidiaries, on the other hand.

1.6 Further Assurances. Sponsor shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Purchaser or the Company, to effect the actions and consummate the Mergers and the other transactions contemplated by this Sponsor Support Agreement and the Merger Agreement (including the transactions contemplated therein), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

1.7 No Inconsistent Agreement; No Voting Trusts or other Arrangements. Sponsor hereby represents and covenants that Sponsor has not entered into, and shall not enter into, any agreement, or amend or modify any existing agreement that would restrict, limit or interfere with the performance of Sponsor’s obligations hereunder. Sponsor agrees that prior to the Expiration Time, Sponsor will not, and will not permit any entity under Sponsor’s control to, deposit any of the Subject Shares in a voting trust, grant any proxies with respect to the Subject Shares, or subject any of the Subject Shares to any arrangement with respect to the voting of the Subject Shares other than as provided hereunder.

1.8 Lock-Up.

(a) Lock-Up. Sponsor hereby agrees not to, during the period commencing from the Closing and ending on the earliest of (i) the six-months after the date of the Closing, (ii) the date on which the closing sale price of the Pubco Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one-hundred fifty (150) days after the Closing, and (iii) the date after the Closing on which Pubco consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of Pubco’s stockholders having the right to exchange their equity holdings in Pubco for cash, securities or other property (the “Lock-Up”): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Subject Shares, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Subject Shares or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Transfer”).

(b) Lock-Up Exceptions. The restrictions set forth in Section 1.8(a) shall not apply to the transfer or other disposition of any or all of the Subjects Shares owned by Sponsor (each, a “Permitted Transfer”):

(i) by gift or charitable contribution;

(ii) to any Permitted Transferee (defined below); or

(iii) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Subject Shares; provided, that such plan does not provide for the transfer of Subject Shares during the Lock-Up;

provided, however, that in the case of clauses (i) through (iii), such transferees must enter into a written agreement with Pubco, agreeing to be bound by these Transfer restrictions. As used in this Sponsor Support Agreement, the term “Permitted Transferee” shall mean, as to Sponsor: (1) its members or owners of similar equity interests in Sponsor upon the liquidation and dissolution of Sponsor, or (2) any affiliate of Sponsor.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Sponsor. Sponsor represents and warrants as of the date hereof to Pubco and the Company as follows:

(a) Organization; Due Authorization. Sponsor is duly organized, validly existing and, if such status is recognized under the jurisdiction of its organization, in good standing under the Laws of the jurisdiction in which it is formed, organized or constituted, and the execution, delivery of, and performance of its obligations under, this Sponsor Support Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of Sponsor. This Sponsor Support Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Support Agreement, this Sponsor Support Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof (subject to the Enforceability Exceptions).

(b) Ownership. Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of Sponsor’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens or other limitations or restrictions pursuant to (i) this Sponsor Support Agreement, (ii) the Purchaser’s Organizational Documents, (iii) the Merger Agreement, (iv) the Sponsor’s Organizational Documents or (v) any applicable securities Laws. Sponsor’s Subject Shares are the only equity securities in Purchaser owned of record or beneficially by Sponsor on the date of this Sponsor Support Agreement, and none of Sponsor’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder. Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Purchaser or any equity securities convertible into, or which can be exchanged for, equity securities of Purchaser, other than any Purchaser Warrants [and Purchaser Rights] held by Sponsor as set forth on Schedule I attached hereto.

(c) No Conflicts. The execution and delivery of this Sponsor Support Agreement by Sponsor does not, and the performance by Sponsor of his, her or its obligations hereunder will not, (i) if Sponsor is not an individual, conflict with or result in a violation of the Organizational Documents of Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon Sponsor or Sponsor’s Subject Shares ), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its, his or her obligations under this Sponsor Support Agreement.

(d) Litigation. There are no Actions pending against Sponsor, or to the knowledge of Sponsor threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Sponsor Support Agreement.

(e) Brokerage Fees. Except as described on Schedule 3.17 of the Purchaser Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by Sponsor, for which Pubco, Purchaser, the Company or any of their respective Affiliates may become liable.

(f) Acknowledgment. Sponsor understands and acknowledges that each of Pubco, Purchaser and the Company is entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Sponsor Support Agreement.

ARTICLE III

MISCELLANEOUS

3.1 Termination. This Sponsor Support Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the termination of the Merger Agreement prior to the Closing in accordance with its terms, (b) the liquidation of Purchaser and (c) the written agreement of Sponsor, Pubco, Purchaser, and the Company. Upon such termination of this Sponsor Support Agreement, all obligations of the parties under this Sponsor Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Support Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Support Agreement prior to such termination. This ARTICLE III shall survive the termination of this Sponsor Support Agreement.

3.2 Governing Law. This Sponsor Support Agreement, and all claims or causes of action based upon, arising out of, or related to this Sponsor Support Agreement (a “Dispute”), shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any and all Disputes (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 3.2) shall be governed by this Section 3.2. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within the Resolution Period; provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing AAA Procedures of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Sponsor Support Agreement are in conflict, the terms of this Sponsor Support Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Sponsor Support Agreement and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in Miami, Florida. The language of the arbitration shall be English. Any judgment upon any award rendered by the arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in Miami, Florida to enforce any award of the arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration.

3.3 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR SUPPORT AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR SUPPORT AGREEMENT.

3.4 Assignment. This Sponsor Support Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Support Agreement nor any of the rights, interests or obligations hereunder may be assigned, delegated or otherwise transferred (including by operation of law) without the prior written consent of Purchaser, Pubco, the Company and Sponsor.

3.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Support Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Support Agreement and to enforce specifically the terms and provisions of this Sponsor Support Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Sponsor Support Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

3.6 Amendment; Waiver. This Sponsor Support Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Purchaser, Pubco, the Company and Sponsor

3.7 Severability. If any provision of this Sponsor Support Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Support Agreement will remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Sponsor Support Agreement, they shall take any actions necessary to render the remaining provisions of this Sponsor Support Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Sponsor Support Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

3.8 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day) (in each case in this clause (d), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to Purchaser or Pubco at or prior to the Closing, to:

Benessere Capital Acquisition Corp.
78 SW 7th Street, Suite 500
Miami, FL 33130
Attn: Patrick Orlando, Chairman and CEO
Telephone No.: (561) 467-5200
Email: porlando@benesserecapital.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, NY 10105
Attn: Barry I. Grossman, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

If to the Company to: eCombustible Energy LLC 16990 Collins Ave., Suite 1102 Miami, FL 33160 Attn: Jorge Arevalo, CEO Telephone No.: (786) 565-8610 Email: jarevalo@ecombustible.com with a copy (which will not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304-1115
Attn: Stanley F. Pierson, Esq.
Facsimile No.: (650) 233-4545
Telephone No.: (650) 233-4500
Email: spierson@pillsburylaw.com

If to Pubco after the Closing, to:

eCombustible Energy Corporation
16990 Collins Ave., Suite 1102

Miami, FL 33160
Attn: Jorge Arevalo, CEO
Telephone No.: (786) 565-8610
Email: jarevalo@ecombustible.com

with a copy (which will not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304-1115
Attn: Stanley F. Pierson, Esq.
Facsimile No.: (650) 233-4545
Telephone No.: (650) 233-4500
Email: spierson@pillsburylaw.com

If to the Sponsor, to: ARC Global Investments LLC 78 SW 7th Street, Suite 500 Miami, FL 33130 Attn: Patrick Orlando Telephone No.: (561) 467-5200 Email: info@benespac.com with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, NY 10105
Attn: Barry I. Grossman, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

3.9 Counterparts. This Sponsor Support Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

3.10 No Rights of Third Parties. Nothing expressed or implied in this Sponsor Support Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Sponsor Support Agreement.

3.11 Entire Agreement. This Sponsor Support Agreement, the Merger Agreement and the agreements referenced herein and therein, including any exhibits thereto, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsor, Purchaser, Pubco and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSOR:

ARC GLOBAL INVESTMENTS LLC

By:	/s/ Patrick Orlando
Name: Patrick Orlando
Title: Managing Member

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the Sponsor, Purchaser, Pubco and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

PURCHASER:

BENESSERE CAPITAL ACQUISITION CORP.

By:	s/ Patrick Orlando
Name: Patrick Orlando
Title: President and Chief Executive Officer

PUBCO:

BCAC HOLDINGS INC.

By:	s/ Patrick Orlando
Name:	Patrick Orlando
Title:	President

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the Sponsor, Purchaser, Pubco and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

COMPANY:

ECOMBUSTIBLE ENERGY LLC

By:	/s/ Jorge Arevalo
Name: Jorge Arevalo
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

EXHIBIT A

PURCHASER SECURITIES OWNED

Purchaser Security	Amount
Class B common stock (Founder Shares)	2,825,000
Class A Common Stock	393,750
Private Rights	393,750 (converts into 39,375 shares)
Private Warrants	295,312